Exhibit 99.1

ELECTRAMECCANICA UPDATES VOLUNTARY RECALL OF SOLO G3 AND G2, ANNOUNCES BUYBACK REMEDY

MESA, AZ, April 14, 2023 (BUSINESSWIRE) – Today, ElectraMeccanica Vehicles Corp. (NASDAQ: SOLO) (“ElectraMeccanica” or the “Company”), a designer and manufacturer of electric vehicles revolutionizing the urban driving experience, provided an update on its previously announced safety recall for the SOLO (G3/G2), model years 2019, 2021-2023. Approximately 429 vehicles are involved in this recall.

While driving, the vehicle may experience a loss of propulsion. An instrument cluster warning light illuminates, and the driver will experience a loss of power as the vehicle decelerates as if removing their foot from the accelerator pedal. Steering, braking, and lighting systems are not impacted. The vehicle can be restarted after a short period of time. In the event of sudden loss of propulsion, the vehicle maintains all other critical functionality including power steering, braking, and lighting, and in most instances allows the driver to pull over. However, due to the unexpected loss of propulsion, there may be an increased risk of crash.

The recall remedy available is vehicle repurchase (buyback), for the full price paid including taxes, fees and shipping. ElectraMeccanica will work directly with customers to complete the vehicle repurchase process, free of charge. Reservation holders will be issued a refund.

For further comment, see https://ir.emvauto.com/Quality-and-Safety-Update.

About ElectraMeccanica Vehicles Corp.

ElectraMeccanica Vehicles Corp. (NASDAQ: SOLO) is a designer and manufacturer of environmentally efficient electric vehicles (EVs) that will revolutionize the urban driving experience, including commuting, delivery and shared mobility. The Company recently commissioned its state-of-the-art 235,000 square foot manufacturing facility in Mesa, Arizona to produce and assemble electric vehicles for both ElectraMeccanica and other manufacturers.

Safe Harbor Statement

This press release and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws and applicable Canadian laws. Forward-looking statements are any statements other than statements of historical fact and represent our current judgement about possible future events. In making these statements, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of important factors, many of which are described in our most recent Annual Report on Form 20-F or Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

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